UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 29, 2004 (January 26, 2004)
Date of Report (Date of earliest event reported)

CABLETEL COMMUNICATIONS CORP.
(Exact name of Registrant as specified in its charter)

Ontario, Canada
(Jurisdiction of incorporation or organization)

1-13332	8647 8525
(Commission File Number)	(Canadian Federal
Tax Account Number)

230 Travail Rd., Markham, Ontario, Canada L3S 3J1
(Address of principal executive offices)

(905) 475-1030
(Registrant’s telephone number, including area code)

Item 5. Other Events
Item 7. Financial Statements and Exhibits
SIGNATURES
EX-99.1

Item 5.  Other Events

Cabletel Communications Corp., (“Cabletel”), announced on January 26, 2004, that it has been notified by its senior secured lender, LaSalle Business Credit, a division of ABN AMRO Canada N.V., Canadian Branch, that the lender will forebear from taking any immediate action against the Company, under the rights and remedies afforded to it in the credit agreement and related documents, until February 20, 2004, subject to certain conditions which the Company currently believes it will satisfy. Cabletel has been notified that it is in default under its credit agreement with the lender. As a result, the lender has the right to demand immediate payment in full of all amounts due under the credit agreement. However, as a result of the forbearance, the lender has agreed not to take any immediate action against the Company until at least February 20, 2004.

As previously announced, Cabletel is currently facing a liquidity crisis and does not have adequate working capital to meet its current obligations. To address these issues, the Company has been in continuing discussions with its senior lender and is actively exploring various options including (i) raising additional financing through the issuance of debt or equity securities, (ii) the restructuring of existing obligations and (iii) selling the Company or certain of its assets. There can be no assurances that any of these efforts will be successful and the Company may be required to consider alternative courses of action including filing a voluntary petition seeking protection under applicable Canadian and/or U.S. restructuring laws.

Item 7.  Financial Statements and Exhibits

     99.1 Press release dated January 26, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABLETEL COMMUNICATIONS CORP. (Registrant)

Date: January 29, 2004	By: /s/ D. Gregory Walling

D. Gregory Walling President and Chief Executive Officer